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                                                                      Exhibit 4x

                          PRUCO LIFE INSURANCE COMPANY
                       [2999 North 44th Street, Suite 250
                             Phoenix, Arizona 85014]

                 GUARANTEED RETURN OPTION PLUS II BENEFIT RIDER

This Rider is made part of your Annuity. For purposes of this Rider, certain provisions of your Annuity are amended as described below. If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control. Should this Rider terminate, any amended or replaced Annuity provisions based on this Rider's terms will revert back to the provisions in the Annuity, except as may be provided below. This Rider should be read in conjunction with any applicable Market Value Adjustment ("MVA") Option Rider and any Dollar Cost Averaging ("DCA") Program Rider made a part of your Annuity.

General: This Rider is designed to guarantee that your Account Value will not be less at the end of the Base Guarantee Period, the duration of which is shown in the Guaranteed Return Option Plus II Schedule Supplement, and every anniversary of that date, than it was on the Effective Date of this Rider. We refer to this as the "Base Guarantee." This Rider also provides you the option to step-up the guarantee amount under this Rider (the "Step-Up Guarantee"). The Step-Up Guarantee provides that your Account Value will not be less at the end of the Step-Up Guarantee Period, measured from the date of the most recent step-up of the Guarantee Amount (the "Step-Up Date"), and every anniversary of that date, than it was on the Step-Up Date.

Effective Date: The Effective Date of this Rider is shown in the Guaranteed Return Option Plus II Schedule Supplement.

Definitions: For purposes of this Rider, the following definitions apply:

     Account Value: The definition of "Account Value" in your Annuity includes the value of the Transfer Account as well as any allocation to an MVA Option or DCA MVA Option we make available in connection with your Annuity. Account Value of each MVA Option and DCA MVA Option includes any applicable Market Value Adjustment (MVA), as described in the MVA Option Rider and DCA Program Rider.

     Base Guarantee Amount: This amount is established initially on the Effective Date, and is equal to your Account Value on that date. The Base Guarantee Amount is increased by any additional Net Purchase Payments, and reduced by any withdrawals from the Annuity. The manner in which Net Purchase Payments and withdrawals affect the Base Guarantee Amount is described below.

     Base Guarantee Period: The period of time extending from the Effective Date, the duration of which is shown in the Guaranteed Return Option Plus II Schedule Supplement.

     Benefit Year: A year beginning on the Effective Date and on each anniversary of the Effective Date.

     Dollar Cost Averaging MVA Option ("DCA MVA Option"): An MVA Option that we make available for use in conjunction with the DCA Program Rider.

     Guarantee Amount: An amount to which we compare your Unadjusted Account Value on each anniversary of the Effective Date following the end of the Base Guarantee Period. The Guarantee Amount is the greater of: (a) the Base Guarantee Amount, and (b) the current Step-Up Guarantee Amount, if any, provided it has been in effect for a period at least as long as the Step-up Guarantee Period.

     Market Value Adjustment ("MVA"): A positive or negative adjustment used to determine the Account Value in an MVA Option or DCA MVA Option. For further details refer to the applicable MVA Option Rider or DCA Program Rider, if any, made a part of your Annuity.


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     Market Value Adjustment Option ("MVA Option"): An Investment Option which we may make available that is credited a fixed rate of interest for a specified period of time. During the Accumulation Period, the MVA Option is supported by assets in an MVA Separate Account. The MVA Separate Account applicable on the Effective Date is shown in the MVA Option Schedule Supplement.

     Net Purchase Payment: A Purchase Payment less any applicable charge for taxes. For purposes of this Rider, a Net Purchase Payment includes any Purchase Credit allocated to your Account Value in relation to such Net Purchase Payment.

     Owner/Participant: The term "Owner" may be referred to as "Participant" in your annuity. In this Rider, for simplicity, the Participant is referred to as Owner. Step-Up Date: A date on which the Step-Up Guarantee Amount is initially set or subsequently stepped up.

     Step-Up Guarantee Amount: The Step-up Guarantee Amount is your Unadjusted Account Value as of the most recent Step-Up Date, plus an amount equal to any Net Purchase Payments received after that Step-Up Date, and less any withdrawals from the Annuity made after that Step-Up Date. The manner in which Net Purchase Payments and withdrawals affect the Step-Up Guarantee Amount is described below.

     Step-Up Guarantee Period: The period of time extending from the most recent Step-Up Date, the duration of which is shown in the Guaranteed Return Option Plus II Schedule Supplement.

     Transfer Account: Collectively, one or more Sub-accounts, each of which invests in a different bond portfolio ("bond portfolio Sub-account"). There is a separate bond portfolio Sub-account with a target year corresponding to the year in which the Base Guarantee and each Step-Up Guarantee, if any, matures ("Maturity of a Guarantee"). Account Value is transferred to and from the Transfer Account as determined by the Transfer Calculation Formula.

     Transfer Calculation Formula: A formula which we use to determine whether assets should be transferred to and from the Transfer Account. The Transfer Calculation Formula is set forth in the Guaranteed Return Option Plus II Schedule Supplement.

     Unadjusted Account Value: The Account Value prior to the application of any applicable MVA.

Other capitalized terms in this Rider are either defined in the Rider or in your Annuity.

How the Benefit Works: At the end of the Base Guarantee Period, we compare your Unadjusted Account Value to the Base Guarantee Amount. If your Unadjusted Account Value is then less than the Base Guarantee Amount, we increase your Unadjusted Account Value to equal the Base Guarantee Amount.

At the end of a Step-Up Guarantee Period, we compare your Unadjusted Account Value to the Step-Up Guarantee Amount then in effect. If your Unadjusted Account Value is then less than the Step-Up Guarantee Amount, we increase your Unadjusted Account Value to equal the Step-Up Guarantee Amount.

On each anniversary of the Effective Date following the end of the Base Guarantee Period we compare your Unadjusted Account Value to the Guarantee Amount. If your Unadjusted Account Value is then less than the Guarantee Amount, we increase your Unadjusted Account Value to equal the Guarantee Amount.

If we add an amount to your Unadjusted Account Value as a result of comparing your Unadjusted Account Value to the Base Guarantee Amount, Step-Up Guarantee Amount, or Guarantee Amount, as described in the preceding three paragraphs, we will allocate that amount, together with any assets allocated to the bond portfolio Sub-account associated with the Guarantee that is maturing, to the elected Sub-accounts. Allocation to the elected Sub-accounts will be in accordance with your most recent allocation instructions. The Transfer Calculation Formula will then determine whether any portion of the Unadjusted Account Value should be transferred to the Transfer Account.


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Upon Maturity of a Guarantee if no increases to your Unadjusted Account Value are required pursuant to the terms of this Rider, any assets in the bond portfolio Sub-account associated with the Guarantee that is maturing will be transferred to the elected Sub-accounts on a pro-rata basis. If you are then participating in an asset allocation program for which we are providing administrative support, we will allocate the transferred amount in accordance with the then-current percentages for that asset allocation program. Subsequent to this transfer, the Transfer Calculation Formula will determine whether any portion of the Unadjusted Account Value should be transferred to the Transfer Account.

Step-Ups: You may elect to step-up the Step-up Guarantee Amount once each Benefit Year if your Unadjusted Account Value on that date is higher than each of the Base Guarantee Amount and the Step-Up Guarantee Amount, if any, then in effect. The Step-Up Guarantee Amount is "stepped up" to equal your Unadjusted Account Value on the Step-Up Date. Each step-up replaces the previous Step-Up Guarantee Amount. If you elect to step-up the Step-Up Guarantee Amount on an anniversary of the Effective Date, that step-up will not count toward the one elective step-up you may make each Benefit Year.

You may also elect to have us automatically "step-up" the Step-Up Guarantee Amount. An automatic step-up will occur on each anniversary of the Effective Date, provided your Unadjusted Account Value on that anniversary exceeds each of the Base Guarantee Amount and the current Step-up Guarantee Amount, if any, by an amount at least equal to the amount obtained by applying the Automatic Step-Up Percentage (shown in the Guaranteed Return Option Plus II Schedule Supplement) to the Base Guarantee Amount and the current Step-Up Guarantee Amount, respectively. Assuming that your Unadjusted Account Value on that anniversary exceeds each of those Amounts, then, the Step-Up Guarantee Amount is increased to equal your Unadjusted Account Value on the date of the automatic step-up. Any automatic step-up does not count toward the one elective step-up that you are allowed in accordance with the preceding paragraph. You must notify us if you wish to opt out of the automatic step-up feature in accordance with our procedures at the time of notification. Once you opt out of the automatic step-up feature, you will not participate in any future automatic step-up opportunities unless you re-elect the automatic step-up feature.

The Step-Up Guarantee Amount is increased by any Net Purchase Payments, and reduced by any withdrawals, made since the most recent Step-up Date, as described below. The Step-Up Guarantee Amount will not be stepped up if the Step-Up Guarantee Period applicable to the new Step-Up Guarantee Amount would extend beyond the latest Annuity Date applicable to the Annuity.

Stepping up the Step-Up Guarantee Amount has no impact on the Base Guarantee Amount. Election of a Step-up Guarantee, or replacing a previous Step-up Guarantee Amount, increases the likelihood that we will need to allocate more Unadjusted Account Value to the Transfer Account. Electing a Step-up Guarantee or canceling a Step-up Guarantee may result in an immediate transfer of any Unadjusted Account Value to or from the Transfer Account in accordance with the conditions set out below in the section titled "Transfers to and from the Transfer Account". Electing a Step-up Guarantee or canceling a Step-up Guarantee has no impact on any Dollar-for-Dollar Limit as described below. You may cancel a Step-up Guarantee at any time.

Additional Purchase Payments: If your Annuity permits additional Purchase Payments, the Base Guarantee Amount is increased by the amount of additional Net Purchase Payments made since the most recent anniversary of the Effective Date. The current Step-Up Guarantee Amount, if any, is increased by Net Purchase Payments made since the most recent Step-Up Date. Increases in the Base Guarantee Amount and Step-Up Guarantee Amount will occur on the date on which the Net Purchase Payment is made.

Reductions in Base Guarantee Amount and Step-Up Guarantee Amount Due to
Withdrawals: We will reduce the Base Guarantee Amount and the current Step-Up Guarantee Amount, if any, for withdrawals, including any applicable Contingent Deferred Sales Charges. These reductions may be subject to a "Dollar-for-Dollar Limit" as described below. The initial Dollar-for-Dollar Limit is determined by applying the Dollar-for-Dollar Percentage to the initial Base Guarantee Amount. The Dollar-for-Dollar Percentage is shown in the Guaranteed Return Option Plus II Schedule Supplement. If the Dollar-for-Dollar Percentage is zero, the Dollar-for-Dollar Limit is zero. The Dollar-for-Dollar Limit is impacted by withdrawals and subsequent Net Purchase Payments as described below in "Effects of Withdrawals and Net Purchase Payments on Dollar-for-Dollar Limit."


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We reduce the Base Guarantee Amount and the current Step-Up Guarantee Amount, if any by the exact amount of any withdrawals of Account Value, including any Contingent Deferred Sales Charges, which do not exceed the Dollar-for-Dollar Limit.

We proportionately reduce each Amount (the Base Guarantee Amount and the current Step-Up Guarantee Amount, if any) in relation to any withdrawals of Account Value that exceed the Dollar-for-Dollar Limit. If the Dollar-for-Dollar Limit is zero, all reductions are proportionate. We calculate the amount of each such reduction in relation to the entire amount of each withdrawal at the time it occurs, as follows: The Amount after a withdrawal equals the Amount immediately before the withdrawal less the sum of (a) and (b), where:

     (a) is the Remaining Dollar-for-Dollar Amount before withdrawals, which is defined below; and

     (b)  is the result of multiplying (i) times (ii), where:

          (i) is the Amount immediately before the withdrawal less the Remaining Dollar-for-Dollar Amount before the withdrawal; and

          (ii) is an adjustment factor of (A) divided by (B), where:

               (A) is the current withdrawal amount less the Remaining Dollar-for-Dollar Amount immediately before the withdrawal; and

               (B) is your Account Value immediately before the withdrawal less the Remaining Dollar-for-Dollar Amount immediately before the withdrawal.

The Remaining Dollar-for-Dollar Amount is the then-current Dollar-for-Dollar Limit before the withdrawal less cumulative withdrawals during that Benefit Year prior to the current withdrawal, but not less than zero.

Reductions to the Base Guarantee Amount and the Step-Up Guarantee Amount, if any, occur as of the date each withdrawal is made.

Effect of Withdrawals and Net Purchase Payments on Dollar-for-Dollar Limit: Any Dollar-for-Dollar Limit is reduced by withdrawals in excess of the Dollar-for-Dollar Limit during that Benefit Year in the same proportion that the Base Guarantee Amount and the current Step-Up Guarantee Amount, if any, are reduced by that excess withdrawal. Reductions to the Dollar-for-Dollar Limit will occur on the date on which the excess withdrawal is made.

Additional Purchase Payments increase the Dollar-for-Dollar Limit. The Dollar-for-Dollar Limit is increased by the amount resulting from applying the Dollar-for-Dollar Percentage to each additional Net Purchase Payment made since the most recent anniversary of the Effective Date. Increases in the Dollar-for-Dollar Limit will occur on the date on which the Net Purchase Payment is made.

Investment Limitations: While this Rider is in effect, your entire Account Value must be allocated to only those Investment Options we permit, except as required under the conditions set out in the "Transfers to and from the Transfer Account" section below. In addition, you may be required to maintain all or a portion of your Account Value invested in accordance with an asset allocation model.

At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed. This includes changing prohibited Investment Options, changing the extent to which Account Value may be allocated to an Investment Option, and changing required Investment Options. Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers allowed during an Annuity Year. If, subsequent to your election of this benefit, we change our requirements as to how Account Value must be allocated under the benefit, that new requirement will apply to new elections of the benefit, and will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. However, all transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.


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Transfer Account: We monitor the investment performance of your Unadjusted
Account Value each Valuation Day to determine if we need to transfer any portion of your Unadjusted Account Value to or from the Transfer Account to maintain the Base Guarantee Amount or Step-Up Guarantee Amount. We only transfer Unadjusted Account Value to the Transfer Account, and we only maintain Unadjusted Account Value in the Transfer Account to the extent dictated by the Transfer Calculation Formula. At any given time, some, most, or none of your Unadjusted Account Value may be allocated to the Transfer Account, as dictated by the Transfer Calculation Formula. You are not permitted to allocate amounts to the Transfer Account.

To the extent permitted by law, we reserve the right at any time to use a Transfer Account that differs from the one that was available when your Rider became effective. We may establish different Transfer Accounts for different classes of annuity purchasers and for different annuities.

Transfers to and from the Transfer Account: On each Valuation Day, including the Effective Date, a Transfer Calculation Formula is used to determine whether any portion of your Unadjusted Account Value is to be transferred to or from the Transfer Account. At any given time, some, most or none of your Unadjusted Account Value may be allocated to the Transfer Account, as dictated by the Transfer Calculation Formula. You are not permitted to transfer amounts to or from the Transfer Account. Unless you are participating in any asset allocation program for which we are providing administrative support, the formula allocates any amount transferred from the Transfer Account to the elected Sub-accounts pro-rata based on the Unadjusted Account Values in such Sub-accounts at that time. If, prior to the transfer from the Transfer Account, the Unadjusted Account Value in the elected Sub-accounts is zero, the transfer will be allocated according to your most recent allocation instructions. If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program. Transfers to the Transfer Account will be taken pro-rata first from the elected Sub-accounts and, in the event that the Unadjusted Account Value in the elected Sub-accounts is not enough to satisfy the transfer amount, the remaining transfer amount will be taken from the elected MVA Options and DCA MVA Options. Transfers to and from the Transfer Account do not count against the number of free transfers you may make during an Annuity Year.

Withdrawals: Any withdrawals from your Annuity while this Rider is in effect will be taken pro-rata from the elected Sub-accounts, elected MVA Options, DCA MVA Options and the Transfer Account.

Charge for the Rider: The charge is applied against the daily total value of each elected Sub-account and the Transfer Account to the extent to which the Account Value in your Annuity is allocated to each. The charge is assessed each day at the daily equivalent of the applicable rate until this Rider terminates. On the Effective Date, the charge is as shown in the Guaranteed Return Option Plus II Schedule Supplement. We cease to deduct a charge for the Rider once it terminates in accordance with the "Termination of Benefits" section below.

Termination of Benefits: You may terminate this Rider at any time upon notification to us in Good Order. Benefits pursuant to this Rider terminate upon the first to occur of the following events:

     A. Elective Termination: You may terminate this Rider at any time. Upon elective termination, we transfer any remaining Account Value from the Transfer Account. Unless you are participating in any asset allocation program for which we are providing administrative support, we allocate the transferred amount to the elected Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time. If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program. If upon elective termination the Account Value in the elected Sub-accounts is zero, the transfer will be allocated according to your most recent allocation instructions.

     B. Termination due to Death: This Rider terminates automatically as of the date the Annuity's Death Benefit is determined, unless the Annuity is continued by a Spouse Beneficiary.


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     C.   Termination on the Annuity Date: This Rider terminates automatically as of the Annuity Date, if annuity payments are to begin prior to the Latest Available Annuity Date shown in the Annuity Schedule. However, if annuity payments are scheduled to begin on the Latest Available Annuity Date, this Rider will terminate on the anniversary of the Effective Date immediately prior to the Latest Available Annuity Date. We may permit transfer of a portion of Account Value to start annuity payments if doing so does not result in adverse consequences to you under the Internal Revenue Code. In such a situation, this Rider does not terminate and the transfer of Account Value to fund the annuity payments has the same impact as a partial withdrawal.

     D. Termination upon Surrender: This Rider terminates if you surrender your Annuity before the Annuity Date.

                          PRUCO LIFE INSURANCE COMPANY

                                    [GRAPHIC]
                      [----------------------------------]
                                    Secretary


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